Exhibit 16.1

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Portsmouth Square, Inc.
File No. 0-4057

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Portsmouth Square, Inc. (the “Company”) for the event that occurred on January 17, 2017 and we agree with the statements concerning our Firm contained in the first paragraph therein. We have no basis to agree or disagree with the other statements.

BPM LLP